                                         DEED NUMBER 99 OF THE DOCUMENT FOR 1999
                                         ---------------------------------------

                                   NEGOTIATED

                      IN FRANKFURT AM MAIN ON 21 JUNE 1999


               Before me, the undersigned notary Dr. Stefan Holst in the district of the Regional Court of Appeal of Frankfurt am Main

                                  practicing in
                               Frankfurt am Main,

there appeared today in my office

1. Mr Gregor von Opel, residing Konigsteiner Strasse 35, 61476 Kronberg, identified by his identity card BPA No. 410 11 86 322

                                                        - hereinafter "Seller" -

2. Ms. Christine Mark, born on 02.04.1970, business address Neue Mainzer Strasse 75, 60311 Frankfurt Am Main, identified by her identity card BPA No. 646715989, acting not in her own name, but on the basis of the attached power of attorney for FMS Goethit Asset Management GmbH, on the basis of a shareholders' resolution of 16 June 1999, hereinafter VTX GmbH, promising to present the original of the power of attorney with notarially certified signature

                                                          -hereinafter "Buyer" -

The notary inquires as to any prior involvement within the meaning of 'SS'3 section 1 number 7 of the Notarial Certification Act. it was denied by the persons appearing.

The persons appearing declared:

Where we refer in the following document to annexes 1 - 24, this is a reference to the annexes in the reference document dating 18.06.1999, document register number 98/1999 of the officiating notary which, waiving the right to have it read out again or attached to this document, reference is made to. The reference document was present during the act of the certification and constitutes an essential part of this contract, Sec. 13a Notarial Certification Act. Its contents is known to the contracting parties.

The persons appearing now declared, requesting notarization,

                      Share Purchase and Transfer Agreement


                                     between


Mr. Gregor von Opel
Konigsteiner Strasse 35
61476 Kronberg

                                         - hereinafter referred to as "Seller" -

                                       and

FMS Goethit Asset ManagementGmbH, based
on Shareholders' resolution dated June 16, 1999 renamed into VTX GmbH
c/o Haarmann, Hemmelrath & Partner
Martin-Luther-Platz 26
40212 Dusseldorf

represented by Mr. Hugo Biermann
as managing director with sole power of representation

                                          - hereinafter referred to as "Buyer" -


                                    Preamble

(1) The Seller is the sole Shareholder of ICS International Aktiengesellschaft Identcode-Systeme with its registered seat in D-61267 Neu-Anspach (hereinafter the "Company").

           The Company was established on April 5, 1990 and has been registered in the trade register of the Local Court of Usingen under HRB 1661 since September 28, 1990. With effect from September 30, 1993, ICS Identcode-Systeme Deutschland GmbH with its registered seat in Neu-Anspach was merged with the Company.

           The Share capital of the Company since September 30, 1997 amounts to DM 3,000,700. The Share capital is divided into 24,340 bearer shares in the nominal amount of DM 5,00 each as well as 2,879 bearer shares in the amount of DM 1,000.00 each, which all are property of the Seller (hereinafter the "Shares"). The identification no. of the Shares are listed in the list of Shares which is attached to this agreement as Exhibit 1.

(2) The Company trades in barcode printing and barcode reading equipment and is engaged in the import and export of facilities of industrial technology, including the construction of such facilities according to customers' specifications (in the following "Business").

(3)        The Supervisory Board of the Company consists of:

           -         Mr Albert Keck (chairman)
           -         Mr Gregor von Opel
           -         Mr Otto Leistner

           The sole CEO (Alleinvorstand) of the Company is Mr. Siegfried Lemke.

(4) The Buyer is a 100% subsidiary of Vertex Industries, Inc., 23 Carlton Street, Clifton New Jersey 07014-0996, USA (hereinafter "Vertex"). A certified trade register excerpt of the Buyer is attached as Exhibit 2. The intended acquisition of the shares by Vertex through the Buyer requires the approval by a Shareholders' meeting of Vertex.

                                     'SS' 1
                                   Definitions

In the following

a)         the Contract Date is the date of the signing of this agreement,

b) the Confirmation Date is the day when the Shareholders' meeting of Vertex has approved the entering and the execution of this agreement; a confirmation of the approval given in the form according to Exhibit 3 shall be delivered to the lawyers Wessing & Berenberg-Gossler,

c) the Annual Report is the annual report of the Company as of September 30, 1998 which has been audited by ATM Consult GmbH
           Wirtschaftsprufungsgesellschaft, Eschborn, Frankfurt and which is attached to this contract as Exhibit 4,

d) Annual Statements are the annual financial statements of the Affiliated Companies as of September 30, 1998 or, if applicable, December 31, 1998,

e) Financial Report is the financial statement of the Company as of March 31, 1999,

f) the Closing Date is the 15th or the last day of a calendar month following the Confirmation Date, at the latest August 31, 1999. At this date the sold Shares shall be assigned to the Buyer and the bank confirmed cheque in the amount of the Purchase Price as well as the confirmation of release from liability of the banks according to 'SS' 2 sec. 2 are handed over from the Buyer to the Seller

           The parties agree that the Closing Date has to be at least five bank working days of New Jersey, USA, after the Confirmation Date.

                                     'SS' 2
                               Sale and Assignment

(1) The Seller herewith sells to the accepting Buyer the Shares with all the accompanying rights, in particular dividend rights for ongoing and previous business years.

(2) Buyer and Seller agree that on the Closing date the title to the Shares of the Company is transferred to the Buyer.

           On the Closing date the Seller transfers the title to all the Shares of the Company to the Buyer concurrently against submission of

           a) a bank confirmed cheque in the amount as specified in 'SS' 3,

           b) written declarations of the Dresdner Bank AG and the Nassauische Sparkasse with the contents that the Seller's guarantee for the obligations of the Company to the Dresdner Bank AG and the Nassauische Sparkasse are redeemed ('SS' 9 (1), (3)),

           c) a written declaration of the banks mentioned under b) that the Seller is released from all bank related guarantees ('SS' 9 (2), (3)) and

           d) a bank confirmed cheque in the amount of DM 3,000,000 (in words: Deutsche Mark three million) to the acting notary to be deposited with the notarial escrow account pursuant to
                     Part II, 'SS' 2 (2).

                                     'SS' 3
                                 Purchase Price

(1) The Purchase Price for the Shares is DM 9,000,000 (in words: Deutsche Mark nine million).

(2) The Purchase Price shall bear interest from September 1, 1998 until the Closing date at an interest rate of 8.0% p.a.

                                     'SS' 4
                                    Approval

No further approval is required for the conclusion or execution of this agreement. Furthermore, the conclusion or execution of this agreement does not violate the rights of third parties.

                                     'SS' 5
                              Affiliated Companies

(1) The Company holds Shares in the companies listed under a) to d) below (hereinafter the "Affiliated Companies") and at present also in the Company listed in f) with the following percentages.


                                                  Currency            Share Capital        Capital Share
                                             -------------------------------------------------------------------

a)       ICS IDENTCODE                                                   Registered
         SYSTEMS ITALIA S.R.L.                      LIT                     Capital               51,000,000
         MAILAND/ITALIEN                                                100,000,000                   (51 %)
                                                                            Capital
                                                                            Reserve
                                                                        400,000,000
B)       IDENTCODE SYSTEMS
         NEDERLAND B.V.                             HFL                     400,000                  400,000
         IJSSELSTEIN/NIEDERLANDE                                                                     (100 %)
C)       ICS FRANCE
         IDENTCODE SYSTEMS S.A.                      FF                     500,000                  500,000
         GUERMANTES/FRANKREICH                                                                       (100 %)
D)       PSD PRINT SCAN GMBH
         NEU-ANSPACH/                                DM                      50,000                   50,000
         DEUTSCHLAND                                                                                 (100 %)
E)       ICS IDENTIFIKACNI-
         SYSTEMS, A.S.                              KCS                   1,000,000                  430,000
         PRAG/TSCHECHISCHE REP.                                                                       (43 %)
F)       ICS IDENTCODE SYSTEMS GB LIMITED            'L'                    240,000                 (25.04%)
         NORTH CHEAM-SUTTON
         SURREY/ENGLAND

(2) The parties agree that the participation in ICS Identcode Systems GB Limited, North Cheam-Sutton, Surrey/England (hereinafter "ICS GB") shall, upon the Closing Date, no longer be held by the Company, but shall remain with the Seller. This company does not qualify as Affiliated Company in the meaning of this agreement. The guarantees mentioned under 'SS' 6 do not refer to ICS GB. In case the Company should hold - contrary to the Seller's undertaking - further shares in ICS GB on the Closing Date, the Company is entitled to assign the shares of the ICS GB to the Seller who agrees to this assignment. The Seller shall hold free the Company from all liquidation related costs, especially administrative expenses, in case an assignment of the shares in ICS GB from the Company to the Seller takes place after the Closing Date.

(3) The guarantees mentioned under 'SS' 6 do not refer to ICS Identifikacni Systems, A.S. (sec. 1 e), (hereinafter "ICS Prag"). With respect to this Affiliated Company the Seller assures to the best of his knowledge in regard to the Contract Date and the Closing Date by way of a no-fault guarantee that no obligations arise for the Company from ICS Prag, especially no obligation to make an additional contribution to ICS Prag and no direct liability of the Company for the obligations of ICS Prag.

                                     'SS' 6
                  Representations and Warranties of the Seller

The Seller guarantees by way of a guarantee regardless of fault, in relation to March 31, 1999, unless another date has explicitly been mentioned:

(the Company and Affiliated Companies)

1. that the Company is a corporation (Aktiengegesellschaft) according to German law, duly and validly established and existing under German law, that the share capital has been fully paid in in cash and has not been reduced by repayments and that no hidden contributions in any kind have been made;

2. that the information given under 1. above also applies to the Affiliated Companies mutatis mutandis (according to the respective legislation for the relevant corporate form in the respective country);

3. that the Shares of the Company are legally existing and represent all Shares in the Company and that the Seller is entitled without any restriction to sell and transfer the Shares to the Buyer;

4. that the Shares as well as the shares in the Affiliated Companies are the sole property of the Seller or the Company and are not subject to any trust, option or pre-emption rights and are free of any rights or claims of third parties and no silent participations, loans with profit participations (partiarische Darlehen) or other similar participation structures do exist with respect to the Shares and the shares in the Affiliated Companies or have been granted for the future;

5. that neither the Company nor the Affiliated Companies are (i) insolvent or over-indebted or (ii) are subject to insolvency proceedings or similar proceedings and that no such proceedings have been initiated;

6. that the execution and fulfilment of this agreement does not violate any contractual or statutory obligations of the Seller, the Company or the Affiliated Companies;

7. that neither the Company nor the Affiliated Companies are parties to profit transfer or other inter company agreements in the meaning of 'SS' 291 and 292 of the German Stock Corporation Act and that neither the Company nor the Affiliated Companies are parties to merger or splitting agreements in the meaning of the German Company Transformation Act or similar rules;

8. that all declarations, resolutions and documents, which have to be filed with a trade register or comparable institution with respect to the Company and the Affiliated Companies, have been duly filed and that the trade register excerpts of the Company and the Affiliated Companies (Exhibit 5) are true and complete and that no shareholders' resolutions do exist which modify the Articles of Association of these companies and that there do not exist any other actions which require registration and have not yet been registered;

9. that copies of the current Articles of Association of the Company and ICS Identcode Systems Italia S.R.L. ('SS' 5 (1) a)) have been enclosed as Exhibit 6;

10. that with the exception of a decrease of the share capital by way of resolution of the Company's ordinary's shareholder meeting dated
         22.05.1994 no reduction or repayment of the share capital of the Company or Affiliated Company has been made, neither open nor hidden, and that all applicable statutory provisions have been obeyed, in particular with respect to an increase or decrease of a share capital, or similar actions having effects to the share capital;

11. that no agreements do exist with respect to the issuing of new shares in the Company or the Affiliated Companies, no shareholders' resolutions or other agreements do exist with respect to the participation in the Company or the Affiliated Companies;

12. that the declarations in this agreement, in particular in para. (1) of the preamble and in the declarations stated in 'SS' 4 and 'SS' 5 (1) and - insofar to the best knowledge of the Seller - the exhibits are complete and true; moreover that Mr. Otto Leistner as well as the management of the Company and of the Affiliated Companies have declared to the Seller that according to their best knowledge the exhibits are complete and true;

(balance sheets)

13. that the Annual Report was prepared in compliance with generally accepted accounting principles, observing the principle of balance sheet continuity and the principle of continuity of substantive valuation, and completely and correctly reflect the Company's economic situation, in particular that the reserves which were made for risks foreseeable at the time of the preparation of the Annual Report are sufficient;

14. that the monthly reports submitted for October, November, December 1998 and January 1999 basically reflect the economic situation of the Company, and that the Financial Report as of March 31, 1999 has been prepared by the Company in compliance with generally accepted accounting principals as well as the principal of balance sheet continuity and the principle of continuity of substantive valuation;

15. that the Annual Statements as of September 30, 1998 for the Affiliated Companies named in 'SS' 5 (1) b)-d) of this agreement were prepared in compliance with generally accepted accounting principles as well as the principle of balance sheet continuity and the principle of continuity of substantive valuation, and fully and correctly reflect the economic situation of the Affiliated Companies; that the Annual Statement as per December 31, 1998 for ICS Identcode Systems Italia S.R.L. was to the Seller's best knowledge prepared in compliance with generally accepted accounting principles as well as the principle of balance sheet continuity and the principle of continuity of substantive valuation, and fully and correctly reflect the economic situation of the Company;

16. that all assets, all other tangible and intangible assets and current assets shown in the Annual Report and the Annual Statements for the Affiliated Companies named in 'SS' 5 (1) b)-d) are owned by the Company or the respective Affiliate Company in each case, with the exception of the usual retentions of title by third parties as well as global assignments to their house banks, and include all assets necessary for the Business;

17. that the inventories shown in the Annual Report and the Annual Statements for the Affiliated Companies named in 'SS' 5 (1) b)-d) were evaluated in accordance with the rule of the lower of either costs or market values;

18. that the value of the claims shown in the Annual Report and the Annual Statements for the Affiliated Companies named in 'SS' 5 (1) b)-d) is correct and that it can be expected that the shown amount of receivables has been or will be collectable within the regular course of the business, except for the claim of the Affiliate Company named in 'SS' 5 (1) b) against Zetes as well as against its former managing director Mr. de Hardt;

19. that the Company and the Affiliated Companies do not have any additional liabilities, including contingent liabilities and liabilities from guarantees, other than contained in the Annual Report, the Annual Statements as of September 30, 1998/December 31, 1998 and in the Financial Report;

(assets)

20. that the Company and the Affiliated Companies are unrestricted owner of all assets contained in the Annual Report, the Annual Statements and the Interim Financial Statements and that these assets are free from any third-party rights except for the usual retention of title by third parties as well as general assignments to the house banks;

21. that the assets of the Company and the Affiliated Companies comprise all assets necessary to continue the Business, were duly maintained, and also otherwise are in good condition as required to continue the business;

22. that the entire inventories of the Company and the Affiliated Companies are properly stored and can be used as intended;

23. that the equity shown in the Annual Report and the Annual Statements of the Company and the Affiliated Company is true and correct;

24. that, as of March 31, 1999, the orders in existence and in process as of that moment of the Company and the Affiliated Companies as well as the outstanding offers which are binding for the Company and the Affiliated Companies, can be fulfilled in the regular course of business without extraordinary losses, unless listed in Exhibit 7, and that; orders taken in after March 31, 1999 until the Closing will to the best of the Sellers' knowledge be entered into according to prior business practice of the Company, and that with respect to the processing of said orders the Company shall take the adequate measures according to its prior business practice.

25. that with respect to the down payments received by the Company and the Affiliated Companies there are no claims for repayment as of the Contract Date, which together exceed the amount of DM 100,000;

(name, industrial property rights)

26. that the Company and the Affiliated Companies have the unrestricted right to use their names, and that there are no opposing third-party rights;

27. that Exhibits 8 and 9 contain complete lists as of 31.03.1999 of all industrial property rights and copyrights belonging to and/or used by the Company and the Affiliated Companies, and that on 31.03.1999 the Company and the Affiliated Companies do not use and also do not need any further industrial property rights in their business operations in addition to the rights listed in these Exhibits;

28. that the Company and the Affiliated Companies have the unrestricted right to use the rights listed in Exhibit 10 and make no payments for the use of these rights with the exception of licence fees in a total amount of not more than DM 50,000 p.a.; that to the best knowledge of the Seller no claims for remuneration under the Employee Inventions Act or similar legislation are being asserted against the Company or the Affiliated Companies, nor is there any danger of such claims being asserted;

29. that no third parties have objected to the use of industrial property rights of others by the Company or the Affiliated Companies and that to the best knowledge of the Seller no circumstances exist with the Company or the Affiliated Companies which could result into such objections of third parties against the use of these industrial property rights by the the Company or the Affiliated Companies;

30. that the Company and the Affiliated Companies have not signed any licence agreements or similar legal relationship with respect to their industrial property rights, and have also not disposed thereof in any other way or encumbered such property rights, know-how or business secrets, that furthermore the industrial property rights owned by the Company and the Affiliated Companies have not been challenged by third parties and that to the best knowledge of the Company there is no reason for such challenge by third parties, furthermore that the Company and the Affiliated Companies have done everything necessary to ensure the continuation of its industrial property rights;

(employees)

31. that for all employees of the Company as of the Contract Date all wage taxes and/or social security contributions have been paid or will be paid for;

32. that the list of employees as of the Contract Date, Exhibit 11, contain a complete list of all the employees of the Company and the Affiliated Companies and will show the correct annual remuneration. Insofar as the employment contracts have already been terminated as of the Closing Date, this will be reflected in the list; furthermore that the number of employees on the Closing Date will not substantially deviate with respect to the number of employment contracts as of the Closing Date (Exhibit 11);

33. that the Company and the Affiliated Companies have not concluded any contracts or entered into commitments on the basis of which pension payments or similar payments for employees or third parties due only in the future, options, shares, purchases, deferred remuneration, payments in connection with old-age pensions or profit participations must be made, except for benefits according to the resepctive legislation and the Asset Formation Act, with the exception of payments to employees listed in Exhibit 12 in the context of current bonus and provision systems which do not exceed DM 50,000 p.a. per employee;

34. that no circumstances are known on the Contract Date under which the continuation of the existing employment contracts with the employees would be doubtful, in particular with respect to executive staff;

35. that no employee or board member of the Company or the Affiliated Companies is entitled to participation with respect to the turnover or the profit of the Company or the Affiliated Companies, unless listed in
         Exhibit 13;

36. that Exhibit 14 contains complete information with respect to the Company's and the Affiliated Companies' binding tariff agreements, house tariff agreements, works or shop agreements, business practise ("betriebliche Ubung") if any;

37. that to the best knowledge of the Seller the Company and the Affiliated Companies do not work with any freelancers, with the exception of employees listed in Exhibit 15, which, under the statutory provisions, are subject to social security contributions and that with respect to employees that are or have been employed on the basis of a monthly payment of no more than DM 630, all relevant statutory provisions have been fulfilled and that insofar no employment relationships do exist;

(taxes)

38. that all business taxes as well as all duties owed by the Company or the Affiliated Companies, or which the Company or the Affiliated Companies are liable for, have been paid up to the Closing Date or sufficient reserves/liabilities have been created for them;

(other risks)

39. that the Company and the Affiliated Companies with the meaning of 'SS' 5 (1) b) to d) have on the Contract Date not entered into any legal disputes and that no legal disputes or administrative proceedings have been pending against the Company and the Affiliated Companies with the meaning of 'SS' 5 (1) b) to d) or threatened, except for the ones listed in Exhibit 16;

40. that no business with the Company or the Affiliated Companies is pending on the Contract Date, involving risks outside the ordinary course of business, and that the Seller is not aware of any other circumstances which could result in a risk of a major impairment of the earning capacity of the Company or the Affiliated Companies, except for contractual relations listed in Exhibit 17, for which at the pertaining date of financial statement adequate reserves have been provided for;

41. that to the best knowledge of the Seller with respect to the contracts named no material breach of contract exists, except for the contractual relationships listed in Exhibit 18 for which sufficient reserves are held for the relevant balance sheet date;

42. that, since the most recent balance sheet date, there have been no material adverse changes in the assets, financial and earnings situation of the Company and the Affiliated Companies according to 'SS' 5 (1) b)-d), and that the Business has been executed properly;

43. that the scope and contents of the business activities of the Company and the Affiliated Companies did not essentially change in 1998/1999 compared to the preceding business year;

44. that with respect to the Company and the Affiliated Companies since the last balance sheet day no material decrease of the net assets, financing and result of operations (i.e. net annual income [Jahresuberschuss]) has occurred, except for the Affiliated Company as defined in 'SS' 5 (1) a);

45. that the contracts with the most important customers of the Company and the Affiliated Companies will continue up to the Contract Date without being terminated, and that these contracts as well as contracts with the most important suppliers cannot be terminated and are not impaired in consequence of the execution of this agreement;

46. that the "Navison" software used by the Company and the Affiliated Companies meets the year 2000 requirements and the requirements in connection with the conversion to the Euro;

47. that neither the Company nor the Affiliated Companies have given any guarantees or other collateral of any kind, nor have taken over any obligations against third parties which themselves have given guarantees or other collateral of any kind on behalf of the Company or the Affiliated Companies, that the Company and the Affiliated Companies have not granted nor have they been beneficiaries of any letter of support (Patronatserklarung), unless listed in Exhibit 19;

48. that neither the Company nor the Affiliated Companies have entered into any hedging, options, derivative or similar agreements;

49. that neither the Company nor the Affiliated Companies have entered into any business relationships with an unusual long termination period, nor into such agreements which, according to the best knowledge and understanding of the Seller, could result into liabilities of such kind and extent that they need to be explicitly mentioned, and that, to the best knowledge and understanding of the Seller, are fulfillable either not in time or only with unusual high efforts;

50. that the Company and the Affiliated Companies have not entered into any supply, licence, leasing, loan, credit, rental, lease or similar contracts in which the termination period exceeds a twelve months period or the sum of the payments agreed to in a contract exceeds an amount of DM 50,000 p.a., except for rental agreements listed with the amount of the yearly rent in Exhibit 20;

51. that neither the Company nor the Affiliated Companies have entered into any agency or any similar agreements which, in case of termination, could result in claims pursuant to 'SS' 89 b German Commercial Code or similar provisions;

52. that neither the Company nor the Affiliated Companies have entered into any contracts which may be terminated or modified by the other party in case of a change of the shareholder in the Company (change of control);

53. that neither the Company nor the Affiliated Companies have entered into any contracts with or are obliged to advisors or persons with similar functions except the ones listed (together with the contractual fees) in Exhibit 21;

54. that after one month after the Closing Date, at the latest, all members of the Company's supervisory board (Aufsichtsrat) shall resign from their office, provided however that the Buyer will undertake to the extent possible within this period to effect the removal of the members of the Company's supervisory board;

55. that the insurance policies listed in Exhibit 22 for the Company and the Affiliated Companies are valid and existing and, from the point of view of a prudent businessman, contain sufficient coverage against fire, storm, flooding, explosions, business interruption and third party liability (including but not limited to product liability) whereby the present coverage corresponds to that of the previous three years, and that these insurance policies can be continued for a period of at least four weeks after the Closing Date;

56. that the Business of the Company and the Affiliated Companies does not require any permission or other approval by any authorities or third parties which has not been given, and that in the course of the Business of the Company and the Affiliated Companies no laws, regulations, rules or directives made by governmental authorities have been violated neither by the Company or the Affiliated Companies nor - to the best knowledge - by their employees or board members or their representatives;

57. that no hidden profit distributions have occurred with the Company or the Affiliated Companies and that all inter-company transactions have been made according to arm's length standards;

58. that Exhibit 23 contains a complete and true description of the usable equity of the Company as of September 30, 1998 and that neither the volume nor the structure of the usable share capital have changed since that point of time;

59. that the loss carried forward in regard to the corporate income tax of the Company amounts to at least DM 6,000,000 (in words: Deutsche Mark six millions) as of 30.09.1998 and that in case the Company had any profits on the Contract Date no circumstances in the Company exist which would prohibit a loss compensation according to 'SS' 10 d EStG in connection with 'SS' 7 (1) KStG, especially that there is no violation of 'SS' 8 (4) KStG by the Seller and the Company, and further that the loss carried forward of the Company in regard to the trade tax amounts to at least DM 6,000,000 (in words: Deutsche Mark six millions) as of 30.09.1998 and that in the case the Company had any profits on the Contract Date no circumstances in the Company exist which would prohibit a loss compensation according to 'SS' 10 a GwStG, especially that there is no violation of 'SS' 8 (4) KStG in connection with 'SS' 10 a GwStG by the Seller and the Company.

60. that the Company and the Affiliated Companies have/will since March 31, 1999 until the Contract Date and the Closing only undertake business measures which within the ordinary course of business are adequate and necessary, in particular that no changes occurred or will occur as to the net assets, financing and result of operations (i.e. net annual income [Jahresuberschuss]) which are outside the ordinary course of business, except as for the Affiliated Company in 'SS' 5 (1)a).

Insofar as the above guarantees concern Affiliated Companies, they are given to the Sellers' best knowledge. The Seller shall be responsible for the knowledge for the persons responsible for the Business of the Company (Geschaftsfuhrungsorgane). With respect to guarantees given as to the Affiliated Companies reference is made to the letters of request as to such guarantees by the persons responsible for the business of the Affiliated Companies which are attached to this Agreement in Exhibit 24 as well as the declaration of the board of directors as of June 18, 1999.

                                     'SS' 7
                               SELLER'S LIABILITY

(1) If any of the warranties or representations in 'SS''SS' 5 and 6 of this contract are partially or entirely incorrect, the Seller shall put the Buyer into the position it would be in if the representation had been correct through cash compensation. Alternatively, the Buyer can also demand a reduction of the Purchase Price. Except for the liability for taxes concerning the Business, social security contributions and other levies, such claims shall exist only if they exceed DM 45,000 in total.

(2) If tax authorities make claims against the Company or the Affiliated Companies for payment of taxes relating to the Business, social security contribution or other levies, or if claims are made by third parties which could give rise to claims of the Buyer on the basis of a violation of representations or warranties, the Buyer shall be obliged to inform the Seller without delay and give the Seller the possibility to oppose such claims and to take all measures at its (the Seller's) own expense to ward off such claims. The Buyer shall be obliged to co-operate in every suitable manner, in particular to allow the Seller to present arguments and file legal remedies, if desired by the Seller.

(3) If the Buyer does not carry out his duty to inform the Seller as specified in the above section 2 and the Seller would have been able to take measures which would have resulted in a lower tax or social security reassessment, the Buyer can insofar not make a claim with respect to the amount of tax or levies imposed by the tax or social security administration from the Seller by way of warranty liability. If the contracting parties cannot agree within four weeks after additional claims of tax or levies have become final whether the Seller, had he been notified, could have taken measures which would have resulted in a lower reassessment, a tax advisor, designated by an association of tax advisors in Frankfurt/Main, shall under the exclusion of court jurisdiction decide thereon in a binding manner.

(4) Unless explicitly stated otherwise, the Seller gives no further guarantees or liabilities beyond the liability which may arise from 'SS' 7.

(5) The Seller's liability for all possible demands of the Buyer arising from this contract is limited to the amount of the Purchase Price ('SS' 3 (1)).

                                     'SS' 8
                                   Limitation

(1) The limitation period for the assertion of claims from this contract shall end two years after the Contract Date.

(2) If claims are made against the Company or the Affiliated Companies according to the provisions of the Tax Code in view of taxes relating to the Business, social security contributions or other levies, the limitation period shall be - in deviation from 'SS' 8 section 1 - six months from the time at which the tax assessment becomes final and non-appealable; however there can be no limitation before the time mentioned in section (1). This shall also apply for the guarantee related to the usable equity and the profitable loss carry forward of taxes.

                                     'SS' 9
                              Release of Collateral

(1) The Seller has given a guarantee for the Company's bank liabilities to Dresdner Bank in the amount of DM 500,000 (in words: Deutsche Mark five hundred thousand) and for the bank liability to Nassausche Sparkasse in the amount of DM
1.50 million (in words: Deutsche Mark 1,5 mio.). The Buyer shall undertake to obtain the release of the bank guarantees until the Closing Date.

(2) The Seller has furthermore given a garantee as to the maintenance of a minimum registered capital of the Company [capital guarantee] to the Dresdner Bank AG

           The Buyer is obliged to obtain the release of the guarantees and liabilities vis-a-vis the Dresdner Bank AG before the Closing Date.

(3) The Buyer will provide evidence to the Seller, at the latest on the Closing Date, for the release of the Seller's guarantees for the bank obligations as well as the release from capital guarantee by way of written declaration of the Dresdner Bank AG and the Nassauische Sparkasse.

                                     'SS' 10
                           Prohibition of Competition

(1) The Seller undertakes, for the duration of three years from the Closing Date, to refrain from any direct or indirect competition with the Company and the Affiliated Companies in the geographical and commercial area of the Company's business operation the scope of which as of the Closing Date (this undertaking including competition by companies controlled by the Seller). For the period as defined in the preceding sentence the Seller undertakes not to hire any key personnel of the Company either by himself or through a company he holds a participation in.

(2) He undertakes in particular, for the duration of three years, not to manage, participate with a controlling participation in, advise, or enter into an affiliation relationship with any undertaking which operates in the Company's field of business, the scope of which as of the Closing Date, without first obtaining the Company's consent. The prohibition of competition shall also cover the acquisition of such undertakings. The Seller undertakes in particular also not to entice away any of the Company or the Affiliated Companies' employees or customers.

(3) The territorial scope of application of this prohibition of competition extends to the entire territory of the Federal Republic of Germany, France, Italy, the Netherlands and the Czech Republic.

(4) No separate compensation shall be paid for the prohibition of competition.

                                     'SS' 11
                               Transitional Rules

For the period between the Contract Date and the Closing Date, the contracting parties agree as follows:

         a) The Seller shall use his best efforts in order to cause the Company to give the Buyer (i.e. Mr. Biermann, Mr. Byer, Mr Toms or other persons designated by the Buyer with the Seller's consent) access to all books and business documents and allow the Buyer or the other above mentioned persons to inspect all assets.

         b) The Seller shall use his best efforts to make sure that the Company will not, without the Buyer's prior consent, sell fixed assets, encumber any assets, terminate or amend contracts taken over from the Company, and raise the amount of remuneration to be paid to employees, except for remuneration increases in the ordinary course of business.

         c) The Seller commits himself to use his right to vote as the sole shareholder of the Company in such a way that the Company and the Affiliated Companies shall not decide on and make any dividend distributions, other distributions or payments to the Seller. Furthermore, the Seller obliges himself to use his best efforts to make sure that the Company, in its respective position as shareholder of Affiliated Companies, will use the voting right in the shareholders' meetings of those Affiliated Companies only as agreed upon in advance with the Buyer. In addition, the Seller shall use his best efforts to cause the Company and the Affiliated Companies, not to conclude any contracts with the Seller and/or persons close to him and/or companies which he participates in, nor amend any contracts of the kind mentioned above in favour of the Seller, in the time up to the Closing Date.

         d) The Seller shall use his best efforts to cause the Company to continue its business in accordance with its business practices so far, and maintain unchanged its relationships with customers, suppliers and employees. The Seller shall in particular use his best efforts to ensure that sales conditions and payment periods remain unchanged.

         e) The contracting parties shall immediately after the Closing Date jointly inform the customers, suppliers, and other business partners as well as the public authorities of the transfer of the business and in particular jointly prepare and send a circular letter to the customers. Also the declaration to the SEC necessary on behalf of Vertex shall be jointly made.

                                     'SS' 12
                               Right of Rescission

(1) The Seller shall have the right to rescind from this contract by notice given by confirmed registered letter (Einschreiben/Ruckschein) to the representatives of the Buyer named in 'SS' 13 (5), Haarmann, Hemmelrath & Partner, if the Purchase Price according to 'SS' 3 and the release from the guarantees vis-a-vis the bank as well as the capital guarantee ('SS' 9) have not been delivered to the Seller on September 15, 1999.

(2) The Buyer is entitled to withdraw from this agreement until August 31, 1999 if:

           a) Vertex's shareholders pass a resolution whereby they reject the approval to this agreement and

           b) the Buyer proves to the Seller by way of presentation of the protocol of the Vertex Shareholders' meeting and of the protocol of the Vertex meeting of the Board of Directors in regard of the resolution on the rejection of the agreement; both documents must be attested by a US notary and confirmed by a "Secretary's certificate".

(3) The right to rescind pursuant to the above para. 1 and 2 may only be exercised if the party entitled to rescind at the same time validly declares the rescission from the Real Estate Transfer Agreement pursuant to Part II [of the notarial deed] 'SS' 11.

(4) A rescission from this agreement may not be based on any other reason than the above.

                                     'SS' 13
                                Final Provisions

(1)        Each party shall bear the costs and fees of its advisors.

(2) This contract shall take the place of all written or oral statements made in connection with the negotiations concerning the contract. This in particular applies to the contract signed between ICS International Inc., c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, Country of New Castle, USA (hereinafter "ICS International") and the Company on August 11, 1998. That contract (the "Former Contract") herewith is revoked and declared totally null and void. Insofar as any transfer of property should have taken place in the context of this Former Contract from the Company to ICS International, or any claims or liabilities should have been transferred to ICS International, title to those assets, claims and liabilities is herewith retransferred to the Company.

           The Buyer acquires the Company in the knowledge of the Former Contract. The Buyer renounces all claims vis-a-vis the Seller which rest on the fact that assets might not belong to the Company any longer due to the Former Contract.

(3) Amendments of and additions to the contract must be made in writing and in German. The written form requirement can be waived only in writing.

(4) Any declarations and notices to be given to the Seller shall be regarded as given if received by

                        Rechtsanwalt Dr. Gustav A. Lange
                Freiherr-vom-Stein-Str. 24 - 26, 60323 Frankfurt
                        Telefax No. ++ 49 69 - 97 130-100

(5) Any declarations and notices to be given to the Buyer shall be regarded as given if received by

                         Haarmann, Hemmelrath & Partner,
              z. Hd. Rechtsanwalte Andreas Dietlor Andreas Lehmann
                    Martin-Luther-Platz 26, 40212 Dusseldorf
                        Telefax No. ++ 49 211 - 83 99-133

(6) Any declaration which shall be made in writing can also be made by telefax.

(7) The text of the agreement shall be legally binding only in the German version. Any translation of this agreement into the English language shall have no legal effect regardless of whether commissioned by the Seller or the Buyer.

(8) This agreement shall be governed by the laws of the Federal Republic of Germany. The place of jurisdiction is Frankfurt am Main.

(9) Should any provisions in this agreement be invalid or be or become impractical or should the agreement contain a gap, the validity of the agreement shall otherwise remain unaffected. In such a case, the parties shall replace the invalid provision by a legally effective provision which most effectively serves the intended economic purpose of the invalid provision. The same shall apply to any gap.

(10)       The Exhibits to this agreement are part of the agreement.

                                       II.
                         REAL ESTATE PURCHASE CONTRACT:
                         ------------------------------

REAL ESTATE

1.       The "Seller" is the sole owner of the real estate:

         district Hausen-Arnsbach, cadastral unit 10 plot 60/40
         buildings and free area Siemensstrasse 11 with 2,430 m'pp'2

1.1 The real estate is entered in the land register for Hausen-Arnsbach, folio 1480, under number 1 of the list at the Local Court of Usingen.

2. The real estate referred to in Clause 1 is currently encumbered in the land register as follows:

2.1      In Section II of the land register:

         1. development note pursuant to 'SS' 53 et seq. Urban Construction Promotion Act

         2. limited personal servitude (prohibition of competition): prohibition of the use of heating and warm water facilities not running on gas

2.2      In Section III of the land register:

         Number 1:        Mortgage, six hundred and fifty thousand German
                          marks plus 16% interest and 5% ancillary charge in favour of Deutsche Hypothekenbank Frankfurt, immediately enforceable pursuant to 'SS' 800 ZPO.

         Number 2:        Mortgage, three hundred and fifty thousand German
                          marks plus 16% interest and 5% ancillary charge in favour of Deutsche Hypothekenbank Frankfurt, immediately enforceable pursuant to 'SS' 800 ZPO.

         Number 3:        Registered mortgage, one million German marks plus 15%
                          interest in favour of Dresdner Bank, Bad Homburg v.d.H., immediately enforceable pursuant to 'SS' 800
                          ZPO.

         Number 5:        Registered mortgage, five hundred and fifty thousand
                          German marks plus 15% interest and 5% ancillary charge in favour of Dresdner Bank, Bad Homburg v.d.H., immediately enforceable pursuant to 'SS' 800 ZPO.



B.       PURCHASE CONTRACT

'SS' 1   Sale

(1) The Seller sells the real estate described under A to the "Buyer", which thereby acquires sole title.

         The real estate sold is referred to hereinafter as the "purchased real estate".

(2) The sale is made together with all components, accessories as well as all rights. Movable inventories are not sold with the purchased real estate.

'SS' 2   Purchase Price

(1)      The purchase price for the purchased real estate is

                                  DM 3,000,000

         (in words: three million German marks).


(2) The purchase price is to be paid by the Buyer by delivery of a bank-confirmed cheque to the officiating notary, to be deposited on the officiating notary's trust account with Bankhaus Hauck & Aufhauser, against the simultaneous delivery of all shares in ICS International Aktiengesellschaft Identcode-Systeme for the purpose of transfer of ownership to the Buyer pursuant to Section I, 'SS' 2 of this agreement.

         The notary is irrevocably instructed to pay out the purchase price to the Seller as soon as

         a) the priority notice of conveyance to be entered in favour of the Buyer pursuant to Section B 'SS' 8 subsection 2 of this agreement has been made in the register of land titles,

         b) no encumbrances and restrictions not allowed by the Buyer itself or not taken over by the Buyer pursuant to the agreement rank higher than the priority notice of conveyance, or the deletion of such encumbrances and restrictions in the land register is ensured,

         c) the negative clearance certificate of the municipal authorities regarding the non-existence/non-exercise of the preferential purchase right pursuant to sections 24 seq. BauGB has been issued,

         d) the approval of the municipal authorities and the negative clearance certificate regarding the preferential purchase right according to the Urban Construction Promotion Act has been granted.

         The Seller shall be entitled to interest accruing on the trust account.

(3) The purchase price shall not bear interest until the due date. The occurrence of an event of default shall be determined according to the provisions of the law. In the event of default, the Buyer must pay default interest to the Seller at a rate of 10% per year.



'SS' 3   RELEASE FROM ENCUMBRANCES

(1) The encumbrances of the purchased real estate described under A 2.1 and entered in the land register in Section II shall be taken over by the Buyer.

         The Buyer will not take over any of the encumbrances described under A
         2.2 and entered in the land register in Section III.

(2) The Seller declares that he is not aware of any encumbrances under private law which are not shown in the land register.


'SS' 4   LIABILITY

(1) The Seller shall be liable for the unhindered and encumbrance-free transfer of possession and ownership except where otherwise provided for in this agreement. Any warranty of size, quality and condition of the purchased real estate is excluded to the legally admissible extent. The Seller represents that he is not aware of any major defects. No special qualities of the real estate, in particular with respect to its future possible use under building law, are warranted. The Buyer informed itself of the condition of the purchase real estate through an inspection.

(2) The Seller does not warrant the condition of the ground and the soil or the absence of contaminating substances from earlier industrial use, but declares that he does not know of any defect of the ground or soil and is not aware of any contaminating substances from earlier industrial use. Prior to the use by the company, the real estate was used by a furniture firm and, prior to that, agriculturally.


'SS' 5   LEASE AGREEMENTS

         The purchased real estate is let on lease to ICS international Aktiengesellschaft Identcode System. The Buyer is aware of the lease agreement, it is taken over.


'SS' 6   DELIVERY, TRANSFER OF ENCUMBRANCES

(1) The purchased real estate shall pass over simultaneously with the encumbrance-free depositing of the purchase price on the officiating notary's trust account pursuant to 'SS' 2 (2.).

(2) Upon the transfer, all rights and duties, encumbrances and risks of the purchased real estate shall pass over to the Buyer. From the day of the transfer, all public and all current private encumbrances and charges for the purchased real estate shall be borne on a pro rata basis by the Buyer. The Seller shall take care that no public charges or duties for the purchased real estate will be overdue on the day of delivery.



'SS' 7   SECURITY FOR PURCHASE PRICE FINANCING

(1) The Seller is prepared, without accepting any personal liability for the debt, to participate in creating mortgages on the purchased real estate at the Buyer's expense for the purpose of purchase price financing, provided it is ensured that the mortgages are valued only by payment of the purchase price and any liability of the purchased real estate for other obligations is excluded. The purpose of the above-mentioned mortgages is defined in such a way that these serve only to secure the amounts actually paid for the purchase price until the change in ownership is registered. Any definition of the purpose going further shall be affected only after that time. Any general terms and conditions of banks inconsistent therewith will not be recognised.

(2) The Buyer hereby already assigns its claims against the creditors under the above-mentioned mortgages for payment of the loan secured thereby to the Seller up to the amount of the purchase price. The Seller hereby accepts the assignment. The parties hereby instruct the creditors of the above-mentioned mortgages to pay out all loan amounts to the Seller up to the amount of the purchase price exclusively in accordance with this agreement.

(3) The Seller hereby assigns to the Buyer all ownership rights and restitution claims concerning the above-mentioned mortgages, subject to the condition precedent of the registration of the change in ownership. The Buyer accepts the assignment.


'SS' 8   CONVEYANCE

(1) The contracting parties declare the conveyance of the purchased real estate as follows:

         We agree that ownership of the purchased real estate shall pass over from the Seller to the Buyer.

         This does not constitute any authority to register the change in ownership. 'SS' 454 BGB shall be inapplicable. The statement of conveyance is unconditional.


(2) The Buyer's claims under this agreement are to be secured by way of a priority notice of conveyance. The application for an entry of a priority notice of conveyance shall be made by the officiating notary only once the purchase price has been deposited on the notary's trust account pursuant to Section B 'SS' 2 subsection 2.


'SS' 9   Power of Attorney for Implementation

(1)      Notary's Power of Attorney for Implementation

         The Buyer and the Seller authorise

         the officiating notary, his officially appointed deputy or his legal successor,

         each acting alone and without the restrictions under 'SS' 181 BGB, to make or accept all statements necessary to implement or amend or add to this agreement in the interests of implementation.


2.       Power of Attorney for Notary's Employees

         The Seller and the Buyer hereby instruct and authorise

                                 Ms. Ingrid Mohr
                               Ms. Dorthe Seifert

       business address of all Lindenstrasse 3760325 Frankfurt am Main each acting alone and without the restrictions under 'SS' 181 BGB, to take the following legal action:

         - to amend this agreement where that is necessary to remedy formal objections of the land registry;

         - to apply for and authorize the deletion of encumbrances in Sections II and III of the land register.

         This includes the power to repeat the conveyance if necessary.

         Power of attorney is unlimited vis-a-vis third parties. Internally, the authorized individuals require informal instructions from the principal.

'SS' 10  POWER OF ATTORNEY TO ENCUMBER

The Seller authorizes the Buyer with the right to grant subpower of attorney, in the case of several persons each for himself, without the restrictions under 'SS' 181 BGB to take the following legal action:

To create mortgages on the purchased real estate up to the amount of the purchase price, including the power to authorize and apply for the registration of these rights, to change rank, to enter priority notices of deletion, and also to submit to execution imposed on the purchased real estate, to make statements to the mortgage creditors defining the purpose, and to acknowledge the Buyer's personal debt to be secured by the mortgages, including the Buyer's submission to execution to be imposed on the entirety of its assets. This power of attorney to encumber includes power to change the mortgages on the purchased real estate on the basis of this power of attorney where that is necessary to remedy formal objections of the land registry.

The Buyer grants the officiating notary's employees named above the power of attorney granted to the Buyer above, with the same scope and also without the limitations under 'SS' 181 BGB, and subject to a condition precedent. The condition precedent is fulfilled if the Buyer informs the officiating notary in writing that it is not interested in personally participating in the creation of mortgages and wishes to be represented. The Seller hereby already consents thereto.

This power of attorney may be made use of only for a notarial record established by the officiating notary, his officially appointed deputy or liquidator. Each notary who notarizes or certifies statements made by the authorized parties on the basis of the above power of attorney shall be responsible for ensuring that the statements are made within the limits of power of attorney.

'SS' 11  CANCELLATION RIGHT

(1) The Seller has the right to cancel this agreement by written statement (registered letter with receipt of delivery) to Haarmann, Hemmelrath & Partner, the attorneys-at-law named in Section I 'SS' 13 (5), who represent the Buyer, provided the preconditions for cancellation pursuant to Section I 'SS' 12 (1) are fulfilled and the Seller at the same time declares his cancellation of the corporate acquisition agreement pursuant to Section I.

(2) The Buyer has the right to cancel this agreement by registered letter with receipt of delivery to Wessing & Berenberg-Gossler, Frankfurt, the attorneys-at-law named in Section I 'SS' 13 (4), who represent the Seller, provided the preconditions for cancellation pursuant to Section I 'SS' 12 (2) of this agreement are fulfilled by 31 August 1999, and the Buyer at the same time declares its cancellation of the corporate acquisition agreement pursuant to Section I.

(3) It is a precondition for the exercise of the cancellation right pursuant to Subsections (1) and (2) that the party entitled to cancel the contract at the same time validly declares the cancellation of the corporate acquisition agreement pursuant to Section I 'SS' 12.



C.       STATEMENTS TO THE LAND REGISTRY

(1)      If there are encumbrances in Section III:

         The Seller and the Buyer apply for the deletion of the encumbrances of the purchased real estate named in Section A. 2.2 in accordance with the consent of the parties entitled.

(2) The Buyer and the Seller authorize and apply for an entry of a priority notice of conveyance in the land register in favour of the Buyer. The notary is instructed to issue a certified copy to the Buyer together with this application only once the purchase price has been deposited on the trust account pursuant to Section B 'SS' 2 Subsection 2.

         The deletion of the priority notice of conveyance is hereby already authorized and applied for once the transcription of ownership has taken place without any interim entries having been made or applied for in the land register, except for encumbrances entered on an application by the Buyer pursuant to B. 'SS' 7 of this agreement.

(3) The land registry is requested to issue a certified land register excerpt to the notary, together with the registration notification, after the priority notice of conveyance has been registered. The notary shall be liable for the costs.



D.       INSTRUCTIONS TO THE NOTARY

1.       The Seller and the Buyer instruct the notary

1.1 to have the priority notice of conveyance entered and to promptly inform the parties of the entry with the proper rank;

1.2 to obtain all statements, permits and certificates necessary to implement the purchase contract, after advising the parties as to the extra costs arising therefore,

1.3 to have all mortgages necessary to secure the purchase price financing created according to the Buyer's instructions, taking account of section B. 'SS' 7 of this document, to apply for their registration also in the mortgage creditors' names and, where necessary, to issue appropriate notarial confirmations to the mortgage creditors.

1.4 To authorize and to apply for the transcription of ownership after receipt of a written confirmation from the Seller concerning the full payment of the purchase price with default interest, if any, and costs, the notary being expressly authorized hereby to do so. This notification shall not be required for purchase price payments made to the notary's trust account.

2.       The Seller instructs the notary

2.1 to determine the amount of the value of existing mortgages by inquiring with the creditors;

2.2 to obtain consent to the deletion for the encumbrances in section II and III of the land register which are not taken over;

2.3 to use purchase price payments for the purpose of the release of the purchased real estate from encumbrances in accordance with the trust instructions given by the parties entitled.

3. The notary can also separately make all applications contained in this document and has the right to withdraw applications to the land register if that appears to the notary to be necessary to remedy objections of the land registry.

4. All permits issued by public authorities and private individuals which are necessary for the validity of this agreement are to become effective for all parties upon their receipt by the notary. The Seller and the Buyer authorize the notary, who shall be exempt from the restrictions under 'SS' 181 BGB, to accept such approvals and to make and accept statements concerning the existence of such approvals. The parties waive the right to be notified.

5. In case the municipal authorities in charge should not grant the approval for this contract due to the development note in the land register or refuse it before or after the







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         Closing date or exercise a right to sell, the Share Purchase and
         Transfer Agreement will be fulfilled independently of the legal situation of the Real Estate Purchase Contract. If the municipal authorities do not approve of the Real Estate Purchase Contract or exercises a right to sell, the Buyer cannot claim for loss from damages and/or for rescission vis-a-vis the Seller.


E.       ADVICE

         The notary advised the persons appearing as follows:

1. All agreements reached must be included in the contractual document, otherwise this agreement could be null and void.

2. Title to the purchased real estate will pass over to the Buyer only upon the transcription of ownership in the land register.

3. The transcription of ownership can take place only once the tax office has issued a clearance certificate.

4. The Buyer is exclusively responsible for obtaining the purchase price, including the fulfilment of the legal preconditions for its financing and for security for the purchase price.

5. In the case of advance performance by one party, e.g. purchase price payment before the entry of a priority notice of conveyance with the right rank or in the case of time being allowed for payment of the purchase price after the transcription of ownership, there will be no security in rem.

6. In the case of a cancellation of the contract by the Seller, e.g. because of default in payment, the Seller must first obtain the Buyer's consent to the deletion of the priority






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                                      -47-


         notice of conveyance; until then any other sale of the purchased real estate is considerably more difficult.

7. The contracting parties are liable for the costs and taxes under this agreement as joint and several debtors, regardless of the agreement reached herein, i.e. the notary is entitled to demand the full fee from each of the contracting parties, but only once in total. It is irrelevant which of the contracting parties is obliged under this agreement to bear the costs. In this respect, the party making payment may have a compensation claim pursuant to 'SS' 426 subsection 2 BGB.

8. The purchased real estate is liable for public charges and encumbrances regardless of the provisions in this agreement.

9. Under the Building Code, there may be a statutory preferential purchase right for the municipal authorities and liability of the purchased real estate and of the owner for development costs.

10. Warranty of size, quality and condition of the purchased real estate is dealt with in this agreement in a manner deviating from the statutory provisions.

11. The notary was not instructed to examine the tax consequences of this agreement; accordingly he did not examine such issues.

12. The notary did not examine the situation under building law and the existence of any building obligations under public law; instead the building authorities can provide information thereon.

13. The notary public has fully informed the persons appearing of this scope of power of attorney granted in Section D.





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                                      -48-


14. The notary public reviewed the actual situation of the land register together with the contracting parties on the basis of a copy of an entry in the land register dating June 16, 1999, which he made available.

         The parties requested that the notary notarize this document without having again inspected the register of building obligations or the land register, the notary having pointed out that he is obliged in principle to determine the entries in public land registers, but that this could cause a delay, and that in the event of a notarization without any prior inspection of land register entries it is not possible to ensure the correctness of the land register date indicated in this agreement, and furthermore that entries or applications for entries not named in this agreement could endanger the implementation of this document.


                                      III.
                                     COSTS

The land acquisition tax shall be borne by the Buyer.

The Buyer shall pay DM 9,000 in advance for the notarization fees, the notarization fees exceeding this amount shall be shared equally by the parties. The costs for the deletion of encumbrances not taken over shall be borne by the Seller, except where that is necessary exclusively in connection with the release of the real estate from encumbrances. The costs for encumbering the real estate for the purpose of purchase price financing shall be borne by the Buyer.

The costs for the entry of the priority notice, its deletion as well as the declaration of the transfer of the real estate property are borne equally by the Seller and the Buyer.

                                       ***






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                                      -49-


The above document was read to the persons appearing by the notary public, approved by them and signed personally as follows:


                                      /s/ Mr. Gregor von Opel

                                      /s/ Ms. Christine Mark